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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Data" and "Experts" and to the use of our reports dated June 6, 2003, except for Note 10, as to which the date is September 26, 2003, with respect to the consolidated financial statements of Kintera, Inc., and July 3, 2003, with respect to the financial statements of H2O Networks, Inc., in the Registration Statement (Form S-1) and related Prospectus of Kintera, Inc. expected to be filed on or about September 26, 2003.

/s/ ERNST & YOUNG LLP

San Diego, California
September 26, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS